Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Fourth Quarter and Full Year 2017 Results

Redwood City, California, March 19, 2018 — Avinger, Inc. (Nasdaq: AVGR) (“Avinger” or the “Company”), a leading developer of innovative treatments for peripheral artery disease (PAD), today reported results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter and Recent Highlights

•                  Revenue of $1.9 million for the fourth quarter of 2017 and $9.9 million for full year 2017

•                  Submitted FDA 510(k) application for the next generation Pantheris image-guided atherectomy device

•                  Received CE Marking for next generation Pantheris and announced successful treatment of the first seven patients with a variety of lesion types using the product

•                  Completed a public offering of Series B preferred stock convertible into shares of common stock at a conversion price of $2.00 per share, with gross proceeds of approximately $18 million

•                  Entered into an equity purchase agreement with Lincoln Park Capital for sales of up to $15 million in shares of common stock

•                  Converted $38 million of debt with lender CRG into Series A preferred stock, with a $6.5 million term loan remaining, due June 2023

•                  Completed a reverse stock split and regained compliance with Nasdaq listing requirements

“With our recent financing successfully completed, we believe we are on solid footing as we work to achieve a number of important product development and regulatory milestone goals this year,” said Jeff Soinski, Avinger’s president and CEO. “We continue to expect FDA clearance of the next generation Pantheris in the first half of 2018, and we are preparing to initiate a rollout of this significantly improved device to our loyal physician base following clearance.”

Fourth Quarter 2017 Financial Results

Total revenue was $1.9 million for the fourth quarter ended December 31, 2017, a 59% decrease from the fourth quarter of 2016 and an 8% decrease from the third quarter of 2017. Revenue from disposable devices was $1.5 million for the fourth quarter of 2017, a 58% decrease compared to the fourth quarter of 2016 and a 10% decrease from the third quarter of 2017. Revenue related to Lightbox imaging consoles was $0.4 million, a 61% decrease compared to the fourth quarter of 2016 and unchanged from the third quarter of 2017. These revenue results reflect the reduced headcount of the Company’s field sales organization and its continuing focus on disposable device utilization in existing accounts.

Gross margin for the fourth quarter of 2017 was 9%, compared to 21% in the fourth quarter of 2016 and -58% in the third quarter of 2017. Gross margin for the quarter was impacted primarily by lower production volumes versus the prior year, as the Company reduced existing inventories in anticipation of the clearance and launch of the next generation Pantheris.

Operating expenses for the fourth quarter of 2017 were $8.8 million, a 32% decrease compared to $12.9 million in the fourth quarter of 2016. This decrease was primarily attributable to reduced headcount expenses compared to the fourth quarter of 2016. Operating expenses for the fourth quarter of 2017 included a $1.8 million charge related to the anticipated settlement of shareholder class action lawsuits and a $350,000 restructuring expense primarily related to the sublease of a portion of the Company’s facilities during the quarter.

Loss from operations for the fourth quarter of 2017 was $8.6 million, a 28% decrease compared to $12.0 million for the fourth quarter of 2016, and net loss for the fourth quarter of 2017 was $10.2 million, compared to $13.5 million for the fourth quarter of 2016. Loss per share for the fourth quarter of 2017 was $12.58, compared to $23.35 for the fourth quarter of 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $5.4 million for the fourth quarter of 2017, an improvement of 43% compared to a loss of $9.5 million for the fourth quarter of 2016.

Cash and cash equivalents totaled $5.4 million as of December 31, 2017, compared to $10.2 million as of September 30, 2017. On a pro forma basis, adjusted for its recent equity financing and debt restructuring, the Company would have had cash and cash equivalents of $21.4 million and debt of $6.5 million as of December 31, 2017.

Currently there are approximately 3.6 million shares of common stock, 42,000 shares of Series A preferred stock and 13,000 shares of Series B preferred stock outstanding. Each share of the two series of preferred stock is convertible into 500 shares of the Company’s common stock at a conversion price of $2.00 per share.

Full Year 2017 Financial Results

Total revenue was $9.9 million for 2017, a 48% decrease from 2016. Lightbox™ imaging console revenues were $1.9 million, a 61% decrease compared to 2016, and revenues from disposable devices were $8.1 million, a 44% decrease compared to 2016. The year-over-year decrease in revenue was primarily related to the reduction in the size of the Company’s salesforce from 60 professionals as of year-end 2016 to 18 as of year-end 2017.

Gross margin for 2017 was -31%, down from 25% in 2016. This decrease was primarily related to decreased production volumes and higher costs related to product warranties and excess and obsolete inventory.

Operating expenses for 2017 were $39.5 million, compared to $55.5 million in 2016. The decrease was primarily attributable to lower headcount expense corresponding to a reduction in overall headcount from 197 at year-end 2016 to 65 at year-end 2017.

Loss from operations for 2017 was $42.6 million, compared to $50.7 million for 2016. Loss per share for 2017 was $74.74, compared to $135.57 in 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $33.1 million for 2017, compared to a $41.8 million loss for 2016.

Conference Call

Avinger will hold a conference call today, March 19, 2018 at 1:30pm PT/4:30pm ET to discuss its fourth quarter 2017 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers and referencing Conference ID: 5087068. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning March 19, 2018 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on March 20, 2018. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 5087068. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, CA. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the FDA clearance and commercial introduction of Next Generation Pantheris, future product development and regulatory milestones, the sufficiency of the Company’s current financial resources and the settlement of shareholder class action lawsuits. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our quarterly Form 10-Q filing made with the Securities and Exchange Commission on November 14, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in acordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as Loss from Operations plus Stock-based Compensation expense plus Depreciation and Amortization expense plus charges related to our organizational and facilities restructuring activities and litigation settlement expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share and gross margin data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$1,913	$4,679	$9,934	$19,214
Cost of revenues	1,734	3,698	13,002	14,445
Gross profit	179	981	(3,068)	4,769
Gross margin	9%	21%	-31%	25%

Operating expenses:
Research and development	1,977	4,031	11,319	15,536
Selling, general and administrative	4,685	8,914	25,120	39,950
Restructuring charges	350	—	1,285	—
Litigation settlement	1,760	—	1,760	—
Total operating expenses	8,772	12,945	39,484	55,486
Loss from operations	(8,593)	(11,964)	(42,552)	(50,717)

Interest income	20	37	108	125
Interest expense	(1,579)	(1,565)	(6,299)	(5,524)
Other income (expense), net	2	(5)	11	(12)
Net loss and comprehensive loss	$(10,150)	$(13,497)	$(48,732)	$(56,128)

Net loss per share, basic and diluted	$(12.58)	$(23.35)	$(74.74)	$(135.57)

Weighted average common shares used to compute net loss per share, basic and diluted	807	578	652	414

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$5,389	$36,096
Accounts receivable, net	1,127	3,570
Inventories	4,295	8,462
Prepaid expenses and other current assets	640	662
Total current assets	11,451	48,790

Property and equipment, net	2,950	4,555
Other assets	687	212
Total assets	$15,088	$53,557

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,273	$1,607
Accrued compensation	863	2,807
Accrued expenses and other current liabilities	3,597	3,067
Borrowings, current portion	44,744	41,289
Total current liabilities	50,477	48,770

Other long-term liablities	301	546
Total liabilities	50,778	49,316

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	265,636	256,629
Accumulated deficit	(301,327)	(252,389)
Total stockholders’ equity (deficit)	(35,690)	4,241
Total liabilities and stockholders’ equity (deficit)	$15,088	$53,557

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Loss from operations	$(8,593)	$(11,964)	$(42,552)	$(50,717)
Add: Stock-based compensation	769	2,091	4,966	7,392
Add: Depreciation and amortization	314	411	1,476	1,506
Add: Restructuring charges	350	—	1,285	—
Add: Litigation settlement	1,760	—	1,760	—
Adjusted EBITDA	$(5,400)	$(9,462)	$(33,065)	$(41,819)